Exhibit 99.07
INTERNAL CODE OF CONDUCT ON STOCK EXCHANGE MATTERS FOR
PROMOTORA DE INFORMACIONES S.A. AND ITS GROUP OF
COMPANIES
Text approved by the Board of Directors at the meeting held on June 6, 2000, which includes amendments approved by the Board at its meetings of July 17, 2003 and June 15, 2006.
I. Definitions
The following is understood for the purposes of this Internal Code of Conduct:
Directors and Executives of the GRUPO PRISA: The persons listed in section II of this Code.
External Advisers: Those individuals or corporate entities that are not Directors or Executives of the GRUPO PRISA who render financial, legal, consulting or any other type of services to any of the GRUPO PRISA companies, by means of a civil or commercial relationship.
Confidential Documents: The material mediums — written, computer or any other type — of privileged Information.
GRUPO PRISA: PROMOTORA DE INFORMACIONES, S.A. (PRISA), and all those subsidiary and investee companies that, with respect thereto, are in the situation envisaged in section 4 of the Stock Exchange Act.
Relevant Information: Any information whose knowledge could reasonably affect an investor’s acquisition or transfer of securities or financial instruments and therefore may noticeably influence the quotation of the securities issued by any company of the GRUPO PRISA. In particular, any data relative to the economic efficiency of GRUPO PRISA, any regarding the investment and financing policy involving significant immediate or future cash flow investment movements, those relative to the legal structure, business organization, its boards of management and control and any other regulated event to be informed to the market, investors or shareholders.
Privileged Information: Any information of a specific nature referring directly or indirectly to any GRUPO PRISA company or to the securities or financial instruments issued by these, that has not been made public and which, if it were to become or be made public, could influence or have a noticeable influence on the quotation of the securities issued by any GRUPO PRISA company. Those other cases included in section 81 of the Stock Exchange Act and its implementing regulations will likewise be Privileged Information.
Information will be deemed to be of a specific nature if it refers to a series of circumstances that already exist, or that can reasonably be expected to occur, or to an event that has already occurred or that can reasonably be expected to occur, when this information is sufficiently specific to enable one to conclude the possible effect that these circumstances or events may have on the price of the corresponding securities or financial instruments or, if applicable, on the corresponding derivative financial instruments.
It will likewise be deemed that information may significantly influence prices when that information could reasonably be used by an investor as a partial basis for making his investment decisions.
Securities: Any securities, fixed yield or variable, issued by GRUPO PRISA or any financial instruments whose underlying assets are those securities, which are listed on the Stock Exchange or other organized markets or those for which a request to go public on such markets has been issued.
II. Scope of application
2.1. Unless otherwise expressly indicated, this Internal Code of Conduct will apply to the members of the Board of Directors of Promotora de Informaciones, S.A. as well as to all those persons that regularly attend the sessions thereof.
2.2. It will likewise apply to directors or individuals representing the directors who have been appointed to represent Promotora de Informaciones, S.A. or its subsidiaries in the principal companies within GRUPO PRISA, as determined by the Secretary General after consultation with the Chairman or Chief Executive Officer.
2.3. It will in addition apply to the following positions of GRUPO PRISA:
•	Directors General.

•	Managing Directors and Media Directors, as determined by the Secretary General after consultation with the Chairman or Chief Executive Officer.

•	Corporate Center Directors.

•	Personnel assigned to the office of the Chairman.

•
Personnel assigned to the office of the Secretary General and Secretary of the Board and to the Department of Legal Services, as determined by the Secretary General following consultation with the Chairman or Chief Executive Officer.

•	Personnel assigned to the Department of Finance and Administration (hereinafter, DFA) determined by its Director following consultation with the Chairman or Chief Executive Officer.

•	Personnel in the secretariats of those persons to whom this Internal Code of Conduct applies.

•	Any other person who by virtue of his access to privileged information should be included in the scope of application of the Internal Code of Conduct, as determined by the Secretary General following consultation with the Chairman or Chief Executive Officer.
2.4. The Secretary General of GRUPO PRISA, in coordination with the Director of Human Resources, will at all times maintain an updated list of the persons subject to this Internal Code of Conduct.
III. Rules of Conduct with Regard to Securities Transactions
3.1. Those persons subject to this Internal Code of Conduct that hold Privileged Information will comply strictly with the provisions envisaged in section 81 of the Stock Exchange Act, in its implementing regulation, and in this Internal Code of Conduct.
In particular, anyone holding Privileged Information, that knows or should have known that it is such, should abstain from any of the following conducts, whether on his own behalf or otherwise, directly or indirectly:
(i) Prepare or conduct any type of transaction involving the Securities to which the information refers or any other securities, financial instruments or contract of any type, whether listed on a secondary market or otherwise, that have as their underlying assets the securities to which the information refers. This does not include the preparation and undertaking of transactions whose existence constitutes Privileged Information in itself, as well as those transactions performed in fulfillment of an obligation, already due, to acquire or assign Securities or financial instruments, when this obligation is included in an agreement executed prior to the person in question is in possession of the Privileged Information, or other transactions performed in accordance with applicable legislation. Neither will this prohibition apply to those transactions on security stock within the scope of repurchase programs performed by the issuers, or to the stabilization of a negotiable security or financial instrument, provided that these transactions are carried out pursuant to the provisions of Commission Regulation (EC) 2273/2003 of December 22, 2003.
(ii) To notify such information to third parties, except in the normal exercise of their work, profession, position or functions, and with the requirements envisaged in this Internal Code of Conduct.
(iii) To recommend the acquisition or transfer of the Securities to third parties or get others to acquire or transfer these on the basis of such Information.
3.2. In general those persons subject to this Internal Code of Conduct when undertaking any transaction on their own behalves for the subscription, purchase or sale of Securities, should prepare a detailed communication within five business days of the date of the transaction, addressed to the Secretario General of GRUPO PRISA, indicating the date, quantity and price per share or debenture, as well as the resultant balance at such date, using the form provided for that purpose as Attachment I. The DFA of GRUPO PRISA will have access to such communications whenever deemed necessary for the exercise of the functions entrusted to it under this Code.
Transactions performed by the following related persons will be likened to those done on their own behalves, having the same disclosure requirements:
(i)	the spouse or any person in a relationship that can be equated to marriage;

(ii)	dependent children, whether residing with the related person or not;

(iii)	other dependent relatives or those residing with the related person during a minimum of one year prior to the securities transaction;

(iv)
any legal entity or fiduciary transaction in which the persons subject to this Internal Code of Conduct by virtue of the preceding sections occupy a directorship or management position; or are directly or indirectly controlled by any of the persons subject to this Internal Code of Conduct; or which has been created for their benefit; or whose economic interests are largely equivalent to those of the aforementioned persons and,

(v)	intermediaries, being deemed as such those who in their own name carry out securities transactions on behalf of persons subject to this Internal Code of Conduct.
The obligations included herein in paragraph 3.2. are understood to be without prejudice to the obligation of the directors of Promotora de Informaciones S.A. and certain managers (upper tier personnel who habitually have access to privileged information related directly or indirectly to GRUPO PRISA and who in addition have the authority to make management decisions affecting the future development and business prospects of GRUPO PRISA) to notify the CNMV of securities operations carried out pursuant to current legislation.
Those transactions ordered by institutions, without any intervention whatsoever by the persons subject to this Internal Code of Conduct, which are routinely entrusted with the management of their security portfolios, will not be subject to the obligation contained in paragraph 3.2, providing that the manager’s mandate adapts to general and not specific criteria for the person in question.
3.3. In no case may the Securities acquired be sold within seven calendar days of the one on which the purchase transaction takes place, with the exception of the waiver that the Chairman may grant in exceptional cases.
3.4. The Secretary General of GRUPO PRISA will be obligated to duly preserve any communications, notices and any other actions relative to the obligations contained in this Internal Code of Conduct. The data in that file will be strictly confidential. On an annual basis the Secretary General of GRUPO PRISA will request the interested parties to confirm the balances of the shares and Securities contained in the file.

IV. Rules of Conduct with Regard to Relevant Information
4.1. The CNMV will immediately be informed of Relevant Information by the Secretary General of GRUPO PRISA or the DFA, following consultation with the Chairman or Chief Executive Officer, and prior to its disclosure by any other means and as soon as the event is known, — the decision made or the agreement or contract in question signed with third parties. — The contents of the communication should be truthful, clear, complete and quantified, when the nature of the information so requires, so as not to be misleading or deceptive, without prejudice to the possible dispensation envisaged in article 82.4 of the Stock Exchange Act. This Information will likewise be disclosed on the PRISA web page.
The CNMV shall be notified of Relevant Information in the terms set forth in articles 82 and 83 bis of the Stock Exchange Act and its implementing regulation.
4.2. The Secretary General and the DFA of the GRUPO PRISA will closely monitor the quotation of the Securities during the phases of study or negotiation of any type of legal or financial transaction that may have a noticeable effect on the quotation of the Securities. If any abnormal variation occurs in the quotation or in the contracted volume of the Securities, they will notify the Chairman immediately of this, and if there are reasonable indications that such evolution is taking place as a result of a premature, partial or distorted disclosure of such actions or circumstances, Relevant Information will be disclosed immediately to clearly and precisely inform the status of the transaction underway or containing advance notice on the information to be supplied, without prejudice to the possible dispensation envisaged in section 82.4 of the Stock Exchange Act.
4.3. The Secretary General or DFA of the GRUPO PRISA will monitor the news issued by professional sources of financial information and the media that may affect the evolution of the Securities in the market and, following consultation with the Chairman or the Chief Executive Officer, will confirm or deny, as the case may be, the public information on circumstances deemed as Relevant Information.
4.4. All those persons subject to this Internal Code of Conduct will abstain from providing analysts, shareholders, investors or the press with any Relevant Information that has not been previously or simultaneously provided to the Market in general.
The foregoing shall specifically be taken into account at informative meetings held with securities market professionals.
V. Conflicts of Interests
5.1. All persons subject to this Internal Code of Conduct must promptly inform the Secretary General of any situations in which a conflict of interests may exist.
In that respect, notification must be made of any situations derived from their activities outside of GRUPO PRISA or those of related persons (to the extent defined in paragraph 5.2. below) that may conflict with the interests of GRUPO PRISA with regard to any specific action, service or operation with
i)	financial intermediaries

ii)	professional investors

iii)	suppliers

iv)	clients

v)	competitors
5.2. With respect to paragraph 5.1 above, the following shall be considered related persons:
(i) a spouse or any person in a relationship that can be equated to marriage;
(ii) the ascendants, descendents and siblings of the person subject to this Code of Conduct or of his/her spouse;
(iii) the spouses of the ascendants, descendents and siblings of the person subject to this Code of Conduct;
(iv) the companies in which the persons subject to this Code of Conduct, either personally or through an intermediary, fall within any of the categories set forth in article 4 of Law 24/1988, of July 28, governing the Securities Market.
5.3. Those persons affected by a conflict of interest shall refrain from deciding, intervening or influencing decisions taken with respect to those actions, services or operations.
VI. Handling of Confidential Documents
6.1. The handling of Confidential Documents will adapt to the following rules:
(i) Access. Access to confidential documents shall be granted to internal and external personnel on a need-to-know basis.
(ii) File. The Confidential Documents will be preserved and filed in appropriate places, which will have special protection measures.
(iii) Reproduction. The reproduction or access to a Confidential Document should be expressly authorized by the person responsible for the document in question, and the person that has access or obtains the copy will be included in the list of persons with access to confidential information to which Attachment II refers.
The recipients of reproductions or copies of Confidential Documents should be expressly warned of the nature of the information, of their confidentiality obligation and of the prohibition against obtaining second copies. Without prejudice to any other means of carrying out this warning, it will be understood in all cases as having been made providing that the document is marked with the word “confidential”. The External Advisors will sign a pledge of confidentiality based on the one set forth in Attachment III.
(iv) Distribution. General distribution and delivery of Confidential Documents, as well as any copies thereof, will be made only to those persons included in the list for access to confidential information.
(v) Destruction of the Confidential Document. The destruction of Confidential Documents as well as any possible copies thereof will be done by appropriate machines, by combustion or by any other means that completely ensures the elimination of the Confidential Document.
(vi) For the purpose of the contents of this section, those persons entrusted with the coordination of the tasks to which the confidential information refers will be deemed as persons responsible for Confidential Documents.
VII. Central Register of Privileged Information
7.1. The Secretary General of the GRUPO PRISA will maintain a Central Register of Privileged Information for each legal or financial transaction that may have a noticeable affect on the quotation of the Securities, in which an updated list of those persons with access to Privileged Information will be kept, in accordance with the signed communications received for this purpose from the various persons responsible for each one of such transactions, which will adapt to the model set forth in Attachment II.
VIII. Policy on Treasury Stock
8.1. Within the scope of the authorization granted by the General Meeting, the Board of Directors of each of the GRUPO PRISA companies will be responsible for determining the specific plans for the acquisition or transfer of its own securities or those of the dominant company. Such plans will be notified to the CNMV as Relevant Information.
In carrying out repurchase programs to reduce capital (in value or in the number of shares) or to comply with obligations with regard to: i) financial debt instruments convertible into securities or ii) share purchase options and other assignments of shares to employees, the public disclosure obligations and other conditions set forth in articles 4, 5 and 6 of Commission Regulation (EC) 2273/2003 of December, 22, 2003 must be fulfilled.
8.2. Regardless of the specific plans to which the preceding paragraph refers, and always within the scope of the authorization granted in the General Meeting, any transactions that take place on Securities will endeavor not to intervene in the free process for the formation of market prices or favor any given shareholder companies comprising the GRUPO PRISA, and will avoid being subject to the influence of Privileged Information.
6.3. It will be the responsibility of the DFA of GRUPO PRISA, following consultation with the Chairman or the Chief Executive Officer, to execute the specific plans to which paragraph 8.1 above refers, and to order and supervise the ordinary transactions on Securities to which paragraph 8.2 refers.
8.4. The DFA of GRUPO PRISA will be responsible for making any official communications on the transactions performed on Securities as required by provisions currently in force as well as for maintaining appropriate control and keeping a record of such transactions. Specifically, it will notify the CNMV of the acquisition of Securities in one or successive acts that exceed 1% of the capital, within seven business days of the date of the transaction.
Volume of Securities Transactions
8.5. In the case of the execution of the specific plans to which paragraph 8.1 above refers, the volume of the transactions on Securities will not exceed the one forecast in such plans. Any modification should be authorized by the Chairman or Chief Executive Officer and will be brought immediately to the attention of the CNMV.
8.6. For ordinary transactions not included in the preceding paragraph, the following rules on transaction volumes will apply:
(i) The maximum daily purchase volume will not exceed 25% of the average of the total volume contracted in the last ten sessions. For the purpose of calculating the average number of shares traded, takeover bids or public offerings of securities that take place during such period will not be considered.
(ii) The preceding limit will not be applicable to sales transactions, providing that the sale takes place to cover purchase bids that have already been formulated.
8.7. When establishing the volume of Securities in each single purchase or sale bid, the objectives established in paragraph 8.2 above will be considered at all times.
Price
8.8. Purchase bids may be formulated at any price, providing that such price is not greater than the higher of the following two prices: (i) the price at which the last transaction made by independent third parties would have matched, and (ii) the price associated with the best independent purchase bid already formulated.
8.9. Sale bids may be formulated at any price providing that such price is not lower than the lower of the following two prices: (i) the price at which the last transaction made by independent third parties would have matched, and (ii)

the price associated with the best independent sale bid already formulated.
Development of the Transactions
8.10. The companies comprising GRUPO PRISA will limit the number of market members utilized for transactions on the Securities to one, with the ability to replace them at any time. The CNMV will be advised confidentially of the designated member and, in the event of replacement, will be informed of the new member designated, likewise confidentially, prior to the start of the session. If an agreement is signed with such market members, a copy of this will be sent confidentially to the CNMV.
8.11. In general it will be endeavored to space the transactions on Securities throughout each session and, for such purpose and unless there are exceptional circumstances noted by the DFA of the GRUPO PRISA following consultation with the Chairman or Chief Executive Officer:
(i) During the adjustment period, the utmost caution will be taken to avoid establishing a price trend.
(ii) During the five final minutes prior to the closing of the session, neither purchase nor sale bids may be submitted. However in order to avoid sudden fluctuations at closing that bear no relation to the trend experienced throughout the day, orders that have been previously submitted may be maintained providing that they do not represent a significant percentage. These orders may be withdrawn at any time. Exceptionally and in order to avoid those same fluctuations by virtue of orders submitted during this period, orders on treasury stock may be submitted providing that the CNMV is immediately given confidential notice of such circumstance as well as the reasons for it.
(iii) Treasury stock transactions may not be agreed with companies of the group, their board members, significant shareholders or the intermediaries of any of these.
(iv) Purchase and sale orders will not been kept open simultaneously.
Special transactions
8.12. It will be endeavored that transactions on Securities be performed on the main market and within customary trading hours.
Scope and Modification of the Aforementioned Rules
8.13. The preceding rules will not be applicable to the following treasury stock transactions, which should in all cases be authorized by the Chairman of the GRUPO PRISA:
(i)Those performed on the SIBE by means of the special block contracting system.
(ii) Those comprising special stock exchange transactions.
(iii) Those that correspond to the coverage of derivatives on stock exchange indices contracted with Collective Investment Institutions.
(iv)Those that are the result of future arbitrage and options on stock exchange indices.
These operations must nevertheless have an objective and reasonable justification.
8.14. In the event of the urgent need to duly protect the interests of the companies of GRUPO PRISA and its shareholders, the Chairman of the GRUPO PRISA may temporarily resolve to modify or suspend the application of the preceding rules, informing the CNMV and the Board of Directors of this as soon as possible.
IX. Other Securities and Persons Subject Hereunder
Securities from other companies included within the accounts consolidation perimeter of Promotora de Informaciones, S.A.
9.1. The persons subject to this Code of Conduct who have access to privileged information related to:
i) fixed or variable interest securities traded on the stock exchange or other organized secondary markets, issued by companies included within the accounting consolidation perimeter of Promotora de Informaciones, S.A., although they are not a part of the Group pursuant to article 4 of the Stock Exchange Act. or
ii) financial instruments for which those securities are underlying assets;
must comply with the following obligations of this Code with respect to those securities:
•	paragraphs 3.1, 3.2 and 3.3 (rules of conduct with regard to securities operations)

•	paragraph 4.4. (prohibition to divulge relevant information)

•	paragraph 6.1. (handling of confidential documents)
9.2. The Secretary General of GRUPO PRISA will be obligated to duly preserve any communications, notices and any other actions relative to the obligations contained in this Internal Code of Conduct. The data in that file will be strictly confidential. On an annual basis the Secretary General of GRUPO PRISA will request the interested parties to confirm the balances of the securities included within Promotora de Informaciones, S.A.’s accounts consolidation perimeter, which are included in that file.
Managers of other companies included within the accounts consolidation perimeter of Promotora de Informaciones, S.A.
9.3. This Internal Code of Conduct is likewise applicable to the managers of other companies included within the accounts consolidation perimeter of Promotora de Informaciones, S.A., although they are not a part of the Group for the purposes of article 4 of the Stock Exchange Act, who participate in implementing the financial and operational policies of those companies with those of GRUPO PRISA.
After consultation with the Chairman or the Chief Executive Officer, the Secretario General of GRUPO PRISA shall determine the managers of those companies to whom this Code of Conduct shall apply.
X. Compliance
10.1. In order to ensure compliance with the provisions of this Code, the Secretary General of GRUPO PRISA will have the following responsibilities and powers:
(i) To maintain, in coordination with the Director of Human Resources, an updated list of those persons subject to this Internal Code.
(ii) To receive and preserve communications reflecting transactions with respect to the Securities and to the securities of other companies included within the accounts consolidation perimeter of Promotora de Informacines, S.A., from the persons subject to this Internal Code, and to annually request the interested parties to confirm the balances of the securities included in the corresponding file.
(iii) To bring any Relevant Information to the attention of the CNMV, following consultation with the Chairman or Chief Executive Officer.
(iv) To pay particular attention to the quotation of the Securities during the review or negotiation phases of any type of legal or financial transaction that could have a noticeable effect on the quotation of the Securities.
(v) To monitor news that the professional sources of financial information and the media issue and which could affect the evolution on the market of the Securities and, following consultation with the Chairman or Chief Executive Officer, to confirm or deny as the case may be, any public information on circumstances deemed to be relevant information.

(vi) To maintain a Central Register of Privileged Information.
(vii) Following consultation with the Chairman or Chief Executive Officer and pursuant to the provision of sections II and IX herein, to determine those who shall be subject to the Internal Code of Conduct.
10.2. In order to ensure compliance with this Code, the Director of Finances and Administration of GRUPO PRISA shall have the following responsibilities and powers:
(i) To have access to the communications referred to in section 10.1. ii) of this Code.
(ii) To bring any Relevant Information to the attention of the CNMV, following consultation with the Chairman or Chief Executive Officer.
(iii) To closely monitor the quotation of the Securities during the phases of review or negotiation of any type of legal or financial transaction that could have a noticeable affect on the quotation of the Securities.
(iv) To monitor the news issued by the professional sources of financial information and the media that may affect the evolution of the Securities in the market and, following consultation with the Chairman or Chief Executive Officer thereof, to confirm or deny as the case may be, any public information on circumstances deemed as Relevant Information.
(v) To execute, following consultation with the Chairman or Chief Executive Officer, the specific plans for the acquisition or transfer of its own Securities or those of the dominant company and to order and supervise the development of ordinary transactions on Securities, in accordance with the contents of Internal Code, and to make the official communications on the transactions on Securities undertaken pursuant to provisions currently in force.
(vi) To determine, following consultation with the Chairman or the Chief Executive Officer, those persons that are assigned to the Department of Finances and Administration and should be subject to this Internal Code.
XI. Validity and breach
11.1. This Internal Code of Conduct will take effect on July 31, 2003. The Secretary General of GRUPO PRISA will notify this to the affected persons.
11.2. With respect to GRUPO PRISA employees, any breach of the contents of this Internal Code of Conduct will be deemed as a labor violation whose severity will be determined in the proceeding to be followed in accordance with the provisions currently in force.
The foregoing is understood to be without prejudice to any violation that could derive from the contents of the Stock Exchange Act and from any civil or criminal liability that could be claimed from the party in breach.

ATTACHMENT I
FORM FOR NOTIFYING SECURITIES OPERATIONS
Att: Secretary General of GRUPO PRISA
Declarant:
First Name:
First Surname:
Last Surname:
ID Card No.:
Hereby declares the following securities operation:
Description of the securities: (type and issuer)
Description of the securities operation (purchase/sale/other)
Price and date of acquisition:
Price and date of transferal:
Number of securities in the operation:
Resulting balance of owner’s securities
Place and date:
Signed:

ATTACHMENT II
LIST OF PERSONS WITH ACCESS TO PRIVILEGED INFORMATION
Date created:
Date updated:
PROJECT

CODE

LAST NAMES	FIRST NAME	POSITION	ACCESS DATE

Signature of the person responsible for the Project

ATTACHMENT III
CONFIDENTIALITY AGREEMENT
Name:
Last Names:
National Identity Card no./passport no.:
(hereinafter, the EXTERNAL ADVISER),
hereby declares that:
(1) For the following reasons he/she needs to have access to certain reserved and confidential information:

(i) Therefore, he has received reserved information from ___S.A. with regard to ___. (ii) He is aware of the regulatory legislation on the handling of confidential information contained in the PRISA GROUP Internal Code of Conduct on Stock Exchange Issues, and undertakes to comply and to enforce compliance on the part of any subordinate personnel. (iii) Insofar as the information received is reserved and refers to events of a relevant nature, he will strictly comply and ensure compliance by any subordinate personnel with the contents of article 81 of the Stock Exchange Act.

Place and date:

Signed: